Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT effective as of July 2, 2018, by and between Keurig Green Mountain, Inc., a Delaware corporation, the stock of which is not currently traded on an established securities market (the “Company”), and Robert J. Gamgort (“Executive”).
WHEREAS, the Company and Executive entered into that certain Employment Agreement dated as of March 22, 2016 (the “Original Agreement”) pursuant to which Executive serves as Chief Executive Officer of the Company and serves on the board of directors of the Company (the “Board”); and
WHEREAS, the Company is a wholly-owned subsidiary of Maple Parent Corp. (“Maple Parent”), which in turn is a majority-owned subsidiary of Maple Parent Holdings Corp. (“Maple Holdings”);
WHEREAS, pursuant to an Agreement and Plan of Merger by and among Maple Holdings, Dr Pepper Snapple Group, Inc. (“DPSG”) and Salt Merger Sub, Inc. dated as of January 29, 2018 (the “Merger Agreement”), Salt Merger Sub, Inc. will merge with and into Maple Holdings (the “Merger”), Maple Holdings with become a wholly-owned subsidiary of DPSG, DPSG will become a majority-owned subsidiary of JAB Beech Inc., and DPSG will be renamed Keurig Dr Pepper Inc. (“KDP”);
WHEREAS, in connection with, and subject to the consummation of the transactions contemplated by the Merger Agreement, the Company and Executive mutually desire to amend and restate the Original Agreement in its entirety as set forth herein; and
WHEREAS, it is intended that, (i) at or following the consummation of the Merger, this Agreement may be assigned to KDP, and (ii) effective upon the consummation of the Merger, (A) all references in this Agreement to the Company shall be deemed to be references to KDP and (B) Executive shall become the Chief Executive Officer of KDP and serve on the board of directors of KDP.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties hereby amend and restate the Original Agreement in its entirety as follows:
1.    Employment Term. Executive’s employment by the Company hereunder commenced on May 2, 2016 (the “Commencement Date”) and shall terminate on May 2, 2021; provided that the term of Executive’s employment hereunder shall be automatically extended for successive one year periods unless not later than three (3) months prior to any such automatic extension, the Company or Executive shall have given notice the other party that it does not want the term hereof to be so extended. The period during

Exhibit 10.5

which Executive is employed hereunder (including any period during which the term of Executive’s employment hereunder shall have been extended is hereinafter referred to as the “Employment Term”. Notwithstanding the foregoing, the Employment Term shall terminate in any and all events upon the termination of Executive’s employment hereunder.
2.    Positions. During the Employment Term, Executive shall serve as Chief Executive Officer of the Company, as a member of the Company’s Board of Directors and in such executive, officer or board of director or comparable positions with the Company or any other business entity controlled by or under common control with, directly or indirectly, the Company (each, a “Group Company”) as the Board shall reasonably assign to Executive. In such capacities, Executive shall carry out such duties appropriate to his status and exercise such powers in relation to the Company, any applicable Group Company and each of their respective businesses as may from time to time be reasonably assigned to or vested in him by the Board. Executive’s principal office shall be at the Company’s U.S. headquarters. The Company may require Executive to work on a temporary basis extending no longer than thirty (30) days at any Group Company location and travel to such places as may be reasonably required for the performance of his duties. Executive shall perform his duties hereunder to the best of his abilities and shall not engage in any other business, profession or occupation for compensation or otherwise; provided that, nothing, herein shall be deemed to preclude Executive from engaging in personal, charitable or civic activities as long as such activities, either individually or in the aggregate, do not interfere with the performance of his duties hereunder. Notwithstanding the foregoing, Executive may continue to serve on the boards of directors of Pinnacle Foods Inc. and Wayfair Inc.
3.    Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of US $1,500,000 payable in arrears, in accordance with the usual payment practices of the Company. Salary shall be inclusive of any sums receivable (and shall abate by any sums received) by the Executive as director’s fees from the Company or any other Group Company, or otherwise arising from any office, held by the Executive by virtue of his employment under this Agreement. Executive’s Base Salary shall be subject to periodic review by the Board, not less frequently than annually, for possible increase and any such increased rate will thereafter be the Base Salary for all purposes of this Agreement. Under no circumstances may the Base Salary be decreased during the Employment Term.
4.    Bonus. With respect to each fiscal year in the Employment Term, Executive shall be eligible for a target bonus of one-hundred twenty-five percent (125%) of his Base Salary (the “Target Bonus”) based on the achievement by the Company of performance criteria to be determined by the Board (or any duly authorized committee thereof) after consultation with Executive in accordance with the Company’s annual incentive plan as established by the Board and as in effect from time to time (the

Exhibit 10.5

“Performance Plan”) if a Performance Plan is in effect with respect to any given year. The Bonus for any year may exceed the Target Bonus if performance goals are exceeded, up to a maximum amount equal to 3.1 times the Target Bonus. Any amount payable as a bonus hereunder shall be paid in accordance with the terms of the Performance Plan, if one is in effect at the relevant time, at or about the same time bonuses are paid to the Company’s other senior executives, but not later than March 15 of the calendar year following the end of the performance period upon which such bonus is determined. .
5.    Executive Benefits. During the Employment Term, Executive shall be entitled to participate in the employee benefit plans generally made available to senior officers of the Company, including, without limitation, plans providing medical, dental and life insurance coverage, on, and in accordance with, the terms and conditions specified in such plans. The Executive shall be entitled to vacation in accordance with the Company’s policy in effect from time to time with respect thereto, subject to Executive being entitled to accrue a minimum of five weeks’ vacation in any calendar year.
6.     Annual RSUs. With respect to each calendar year during the term of this Agreement and subject in each case to his continued employment through the date of grant, at or about the time that the Company makes annual grants generally to its senior officers, the Company shall award Executive that number of restricted stock units (the “Annual RSUs”) equal to the greatest whole number determined by dividing (i) the product of (w) Executive’s Base Salary as in effect at the time of any Annual RSU grant and (x) a multiple of 3 2/3 by (ii) the closing price of a share of the common stock of the Company (the “Common Stock”) as of the grant date on the principal national exchange or trading system on which such stock is regularly traded (the “Fair Market Value”). Each restricted stock unit granted in accordance with the terms of this Agreement shall represent the right to receive, upon and subject to vesting in the rights associated therewith, one share of the Common Stock. Each Annual RSU shall have such terms and conditions substantially consistent with the terms of the award granted to other senior officers under the Keurig Green Mountain, Inc. Long-Term Incentive Plan (the “LTIP”); provided that, except as provided in the next succeeding sentence, such Annual RSUs shall remain subject to forfeiture until, and shall only become vested upon the earlier to occur of (x) Executive’s completion of five years of continuous service following the date of grant, (y) Executive’s termination of employment due to his death or Disability (as defined in Section 8(d)(iv) below), and (z) solely in the case of the Annual RSUs granted to Executive on September 15, 2016, if Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (as such term is defined below) (i) prior to May 2, 2019, on a pro rated basis based on service completed from the Commencement Date through the date of termination, or (ii) on or after May 2, 2019, to the full extent of such applicable Annual RSU grant. In addition, Annual RSUs shall provide for pro-rated vesting (i) upon retirement at or after attaining age 60 or (ii)

Exhibit 10.5

upon any termination of employment (x) by Executive or (y) by the Company without Cause, in either case occurring at any time after May 2, 2021.
7.    Business and Travel Expenses. The Company shall reimburse such of Executive’s travel, entertainment and other business expenses as are reasonably incurred by Executive during the Employment Term in the performance of his duties hereunder, in accordance with the Company’s policies as in effect from time to time. At Executive’s discretion, air travel for business purposes or for personal use authorized by the Board or in accordance with the Company’s policies as in effect from time to time may be by private jet and the Company shall provide, pay for or reimburse Executive for such expenses in accordance with the Company’s policies as in effect from time to time; provided, however, that the Company shall not provide Executive with any type of gross-up or other tax protection related to such personal travel. The Company understands and agrees that Executive will initially rent a residence in the Boston metropolitan area and agrees to pay directly or reimburse Executive for any relocation costs associated with establishing the rental residence. The Company further understands that Executive may in the future purchase a residence in the Boston metropolitan area and agrees that such purchase shall be covered by the Company’s relocation policies as if Executive had not rented in Boston previously. At all times, the Company shall provide Executive with the benefit of any relocation policy or practice generally made available to executives of the Company, including in the event the Company relocates its headquarters during Executive’s employment with the Company. Subject to any limitations and conditions that may apply at applicable law, Executive hereby authorizes the Company to deduct from any sums owing to him (including but not limited to salary and accrued holiday pay) the amount of any sums owing from the Executive to the Company at any time, provided the Company first provides Executive a reasonably-detailed explanation of such anticipated deduction.

8.    Termination. Upon a termination of the Employment Term, Executive shall be entitled to the payments described in this Section 8.
(a)    For Cause by the Company; by Executive without Good Reason. The Employment Term may be terminated by the Company, subject to the provisions of this Section 8(a), for Cause (as defined below) or by Executive without Good Reason (as defined below). If the Employment Term is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive his Base Salary through the date of termination, any Bonus that has been earned in accordance with Section 4 for a prior fiscal year but not yet paid, and any unreimbursed business expenses in accordance with the Company’s generally applicable policies. The amounts payable under the immediately preceding sentence shall be called the “Accrued Obligations,” which shall be paid on the date such amounts otherwise would have been paid pursuant to this Agreement if the Employment Term had not ended. Executive shall also be entitled to receive any other nonforfeitable benefits that may be payable following termination of

Exhibit 10.5

the Employment Term pursuant to the express provisions of the plans, policies and practices of the Company applicable to Executive (the “Vested Plan Benefits”), which shall be payable at the time(s) determined in accordance with such plans, policies or practices.
(b)    Disability; Death. The Employment Term shall terminate upon Executive’s death or, at the Company’s election, if Executive incurs a Disability (as defined below), in which case the Company shall pay Executive, his estate or his duly designated beneficiaries the Accrued Obligations and the Vested Plan Benefits. In addition, Executive shall be entitled to receive, at such time as annual bonuses for the fiscal year in which his separation from service occurs are determined and paid for other executives (but not later than March 15 of the following year), (i) the bonus the Executive would have received under the Performance Plan in respect of the year in which his termination of employment occurs, taking into account the performance certified under the Performance Plan and/or any other such applicable annual incentive program with respect to such year and disregarding any application of discretionary factors that would have the effect of reducing amounts earned under the Performance Plan and/or any other such applicable annual incentive program except to the extent that such reduction does not exceed the average reduction applied to all other Performance Plan and/or any other such applicable annual incentive program participants for such year, multiplied by (ii) a fraction, the numerator of which is the number of days in the applicable fiscal year occurring before and including the date of Executive’s separation from service, and the denominator of which is 365 (the "Pro-Rated Bonus”). Any amount owing to Executive under the preceding sentence shall be reduced, but not below zero, by the amount, if any, previously received under the Performance Plan in respect of such year.
(c)    By the Company without Cause; by Executive with Good Reason. The Employment Term may be terminated prior to the date the term of this Agreement would otherwise expire pursuant to Section 1 hereof (the “Expiration Date”) by the Company without Cause or by Executive with Good Reason.  If the Employment Term is terminated by the Company without Cause or by Executive with Good Reason, Executive shall receive (i) the Accrued Obligations, (ii) the Vested Plan Benefits, (iii) the Pro-Rated Bonus, and, subject to Executive’s continued compliance with the covenants set forth in Sections 9 and 10, (iv) a cash severance benefit equal to the product of (x) the sum of Executive’s Base Salary and Target Bonus for the year in which his termination of employment occurs and (y) the Applicable Multiplier (the “Severance Benefit”), (v) payment by the Company of Executive’s cost to continue participation in the Company’s medical plans under COBRA until the earlier of (A) the expiration of Executive’s COBRA continuation period, (B) the last month during which the Severance Benefit is payable and (C) such time as Executive is eligible to receive comparable welfare benefits from a subsequent employer. The “Applicable Multiplier” shall mean two (2) or, in the event of the termination of Executive’s employment within six (6) months prior to or twenty-four (24) months following a Change of Control, three (3). The Severance

Exhibit 10.5

Benefit will be payable in 24 approximately equal monthly installments, except that, if the Severance Benefit is payable due to a termination of employment occurring within 24 months following a Change of Control that constitutes a change in control under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Benefit will be payable in a lump sum within 30 days of the date of such termination of employment.
Without limiting the generality of the foregoing, any Severance Benefits payable under this Section 8(c) will be reduced by an amount equal to compensation to which the Executive may be awarded from the Company by any court of competent jurisdiction in respect of a claim brought by him, other than as a counter-claim, for unfair dismissal.
(d)    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i)    “Cause” shall mean:
(A)    Executive’s intentional and continued failure substantially to perform his duties under the Agreement (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination) which failure continues for more than 30 days after receipt by the Executive of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination under this clause (A),
(B)    any intentional act or omission by Executive constituting fraud or other serious malfeasance which in any such case is materially injurious to the financial condition of the Company or materially injurious to the business reputation of the Company or any of its affiliates,
(C)    Executive’s indictment for a felony or the substantial equivalent thereof under the laws of the United States, any state or political subdivision thereof or any other jurisdiction in which the Company conducts business, or
(D)    Executive’s material breach of the provisions of Section 9 or 10, which breach is not cured by Executive within 10 days following receipt of a written notice from the Company identifying in reasonable detail the actions, failure or omissions alleged to have constituted such breach.
Notwithstanding the foregoing, the Company may not terminate the Executive’s employment hereunder for Cause unless and until (i) the Company provides Executive with a reasonably-detailed written explanation as to why the Company believes Cause

Exhibit 10.5

exists and stating its intent to terminate employment on a particular date, (ii) Executive is then afforded a reasonable opportunity to discuss the issues with the Board at a duly-scheduled Board meeting and (iii) the Board (other than Executive) subsequently votes unanimously in favor of termination for Cause and informs Executive of such in writing including a reasonably-detailed written explanation of the rationale therefor, and (ii) the Executive is then given at least fifteen (15) days advance notice of termination in writing.
(ii)    Prior to the occurrence of a Change of Control after the Merger Effective Date, “Good Reason” shall mean:
(A)    Executive’s removal from, or the Company’s failure to reelect or reappoint his to, the position of Chief Executive Officer of the Company;
(B)    Company’s demand for relocation of Executive’s principal workplaces without his consent to a location more than 25 miles distant from their initial locations;
(C)    a material breach by the Company of any of its obligations under the Agreement; or
(D)    a material diminution in (or elimination of) Executive’s titles, positions, duties or responsibilities, or the assignment to Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the positions specified above.
(iii)    Following a Change of Control occurring after the Merger Effective Date, “Good Reason” shall mean
(A)    any of the events described under clause (ii) above;
(B)    a material diminution in (or elimination of) Executive’s titles, positions, duties or responsibilities, or the assignment to Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the positions specified above; or
(C)    the failure of the Company to continue Executive’s participation in the Performance Plan, the LTIP and the Keurig Green Mountain, Inc. Executive Ownership Plan (the “EOP”) (or any similar plan or successor to any such plan) on a basis that is commensurate with his position (it being understood that any special one-time grants under the LTIP or the EOP (or any similar plan or successor to the LTIP or the EOP) and any prior signing bonuses granted to Executive shall not be taken into account in determining whether any award following a Change of Control is commensurate with Executive’s position).

Exhibit 10.5

For the avoidance of doubt, sections 10(d)(ii)(D) and 10(d)(iii)(B) shall include scenarios through which the Company combines (irrespective of the nature of the transaction) with one or more other entities and Executive is not the chief executive officer of the combined entities and Good Reason indeed exists in such circumstances.
(iv)    “Disability” shall mean Executive’s inability, as a result of physical or mental incapacity, to perform the essential functions of the position(s) specified in Section 2 for a period of six consecutive months or for an aggregate of six months in any twelve consecutive month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement. The Company will pay all expenses incurred in the determination of whether Executive is Disabled.
(v)    “Change of Control” shall mean:
(A)    any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than JAB Holding Company S.a.r.l. and any of its affiliates and controlled entities (collectively, “JAB”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a person shall be deemed to be the “beneficial owner” of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty day period referred to in such Rule), directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities,
(B)    JAB shall enter into any joint venture, joint operating arrangement, partnership, standstill agreement or other arrangement similar to any of the foregoing with any other person or group, pursuant to which such person or group assumes effective operational or managerial control of the Company; or
(C)    the consummation of a plan or agreement providing (I) for a merger or consolidation of the Company, other than with a wholly-owned subsidiary, that would result in the voting securities of the Company outstanding immediately prior thereto no longer continuing to represent (either by remaining outstanding or by being converted into

Exhibit 10.5

voting securities of the surviving entity) more than 51 % of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (II) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.
(e)     Notice of Termination. Any purported termination of the Employment Term prior to the Expiration Date by the Company or by Executive shall be communicated by written notice of termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.
9.    Inventions. Executive shall disclose promptly to the Company any discovery, improvement, design or idea (“Invention”) which, during any period of employment with the Company, is conceived, developed or perfected by Executive, either alone or jointly with another or others, and either during or outside the hours of such employment, and which pertains to any- activity, business, process, equipment, material or product in which the Company has any direct or, indirect interest whatsoever. Executive hereby grants to the Company all his right, title and interest in and to any such Invention, together with all U.S. and foreign Letters Patent that may at any time be granted therefor and all reissues, renewals and extension of such Letters Patent, any and all of which (whether made, held or owned by Executive, directly or indirectly) shall be for the sole use and benefit of the Company, which shall be at all times entitled thereto. At the request and expense of the Company, Executive will perform any act, and prepare, execute and deliver any written instrument (including descriptions, sketches, drawings and other papers), and render all such other assistance as in the opinion of the Company may be necessary or desirable to (i) vest full right and title to each such Invention in the Company, (ii) enable it lawfully to obtain and maintain such full right and title in any country whatsoever, (iii) prosecute applications for and secure patents (including the reissue, renewal and extension thereof), trademarks, copyrights and any other form of protection with regard to each such Invention, and (iv) prosecute or defend any interference or opposition which may be declared involving any such application or patent, and any litigation in which the Company may be involved with respect to any such Invention. The grant and the obligation set forth in this paragraph shall survive the termination of Executive’s employment, and shall be binding on Executive’s executors, administrators or assigns, unless waived in writing by the Company.
10.    Non-Competition; Confidential Information
(a)    Non-Competition. During the Employment Term and for the 24-month period which immediately follows Executive’s termination of employment, Executive will not, without the written consent of the Company, engage, whether as principal, agent,

Exhibit 10.5

consultant, employee, officer, director, investor or otherwise, in any business which is engaged in the manufacturing and marketing of coffee products that compete with the Company or any of its affiliates in any geographical area in which the Company or any of its affiliates markets its products or services (a “Competitive Business”). It is understood that his activities shall be limited hereby only to the extent that such limitation is reasonably necessary for the protection of the Company’s interests for the period determined in accordance with this paragraph.
(b)    Non-Solicitation. During the Employment Term and for the 24-month period which immediately follows Executive’s termination of employment, Executive shall not, directly or indirectly, knowingly, or under circumstances in which he reasonably should have known, induce any employee of the Company to engage in any activity in which Executive is prohibited from engaging by Section 10(a) above or to terminate his employment with the Company and shall not, directly or indirectly, knowingly, or under circumstances in which Executive reasonably should have known, employ or offer employment to any such person unless such person shall have ceased to be employed by the Company and such cessation of employment shall have occurred at least 12 months prior thereto.
(c)    Confidential Information. Executive will not, directly or indirectly, during or at any time after the Employment Term, use for himself or others, or disclose to others, any Confidential Information, whether or not conceived, developed or perfected by Executive and no matter how it became known to Executive, unless he first secures the written consent of the Company to such disclosure or use, or until the same shall have lawfully become a matter of public knowledge; provided Executive may disclose such information if required by law to do so after notifying the Company that he may be required to disclose as soon as practical after he learns of such obligation and affording the Company a reasonable opportunity to prevent such disclosure through appropriate legal process. “Confidential Information” includes all business information and records which relate to the Company and which are not known to the public generally, including but not limited to technical notebook records, patent applications; machine, equipment, process and product designs including any drawings and descriptions thereof; unwritten knowledge and “know-how”; operating instructions; training manuals; production and development processes; production schedules; customer lists; customer buying and other customer related records; product sales records; territory listings; market surveys; marketing plans; long-range plans; salary information; contracts; supplier lists; and correspondence. Nothing in this paragraph prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Company acknowledges and agrees that Executive does not need the prior authorization of the Company to make any such reports or disclosures and

Exhibit 10.5

Executive is not required to notify the Company that it may make or has made such reports or disclosures.
(d)    Return of Records. Upon termination of employment, or at any other time upon request, Executive will promptly deliver to the Company all documents and records which are in his possession or under his control and which pertain to the Company, any of its activities or any of his activities in the course of his employment; provided Executive may keep a copy of records relating to his relationship with the Company to the extent permitted by law. Such documents and records include but are not limited to technical notebook records, technical reports, patent applications, drawings, reproductions, and process or design disclosure information, models, schedules, lists of customers and sales, sales records, sales requests, lists of suppliers, plans, correspondence and all copies thereof. Executive will not retain or deliver to any third person copies of any such documents or records or any Confidential Information absent a specific legal obligation or right to do so; provided Executive may disclose such information if required by law to do so after notifying the Company that he may be required to disclose as soon as practical after he learns of such obligation and affording the Company a reasonable opportunity to prevent such disclosure through appropriate legal process..
(e)    Specific Performance and Other Remedies. Executive acknowledges and agrees that the Company has no adequate remedy at law for a breach or threatened breach of any of the provisions of this Section 10 and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond and without notice to the Executive, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.
11.    Conversion of RSUs. In connection with the Merger, the Company shall use commercially reasonable efforts to cause any rights in respect of matching awards of restricted stock units granted under the EOP (“Matching RSUs”) and any Annual RSUs that are outstanding at the Merger Effective Time to be converted, on a basis that does not cause Executive to incur a taxable event by reason of such conversion and does not cause Code Section 409A(a)(1) to apply, into rights in respect to the Common Stock, having a value at the Merger Effective Date equivalent to the value of Executive’s rights in respect of such Matching RSUs and Annual RSUs.
12.    Provisions Related to Section 280G and 4999 of the Code. Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Executive and the Company or any of its affiliates, if any payment or benefit Executive would receive from the Company or any of its affiliates, whether pursuant to this Agreement or otherwise, would constitute a “parachute payment” (under

Exhibit 10.5

Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then if reducing the amount of such payment or benefit, in whole or in part, would result, after taking into account all applicable federal, state and local employment taxes, income taxes and any excise tax that are, and that would otherwise have been, payable (all computed at the highest applicable marginal rate), in Executive’s receipt of a greater net after-tax amount than Executive would otherwise have received on a net after-tax basis had the payment or benefit been made in full, then such payment or benefit shall be reduced to the amount (the “Reduced Amount”) that results in Executive receiving the greatest net after-tax amount from such payment or benefit, notwithstanding that all or some portion of the payment or benefit may be subject to the excise tax. If any payment or benefit is to be reduced to the Reduced Amount, any reduction therein shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards; and (C) employee benefits shall be reduced last and in reverse chronological order. The Company shall appoint, and pay the fees and expenses of, a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations on a reasonably prompt basis so as to minimize any delay in the time at which any payment or benefit would be paid. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
13.    Indemnification. Executive shall be entitled to indemnification by the Company in accordance with the provisions of the Company’s certificate of incorporation, bylaws, actions of the Board, and the terms of any indemnification agreement between the Company and the Executive, as the same shall be in effect from time to time, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers and directors and entitled to at least the same level of protection afforded to any other executive or member of the Board.
14.    Miscellaneous.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to its principles of conflict of laws.
(b)    Entire Agreement/Amendments. This Agreement (and to the extent provided in Section 6, the LTIP and any award agreements entered into in respect of any equity awards granted in accordance with the terms of this Agreement) contain the entire understanding of the parties with respect to the employment of Executive by the Company and supersede any prior agreements between the Company and Executive. References in any award agreement to the Original Agreement shall be deemed to be references to this Agreement; provided, however, that if any award agreement uses a

Exhibit 10.5

defined term which referred to the Original Agreement for its definition but is not defined in this Agreement, the defined term in the award agreement shall be ascribed the meaning originally given to it in the Original Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and the person authorized by the Board (the “Authorized Director”). Notwithstanding the foregoing, to the extent there may be inconsistencies between the terms of this Agreement and any Company policy, directive, practice or the like, the terms of this Agreement alone shall govern.
(c)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or the Authorized Director, as the case may be.
(d)    Severability. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory restriction in Section 10 or any other restriction contained in Section 10 is an unenforceable restriction against Executive, such provision shall not be rendered void but shall be deemed amended to apply to such maximum time and territory, if applicable, or otherwise to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in Section 10 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. In the event that any one or more of the other provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(e)    Assignment. Except as set forth herein or in Section 14(g), this Agreement shall not be assignable by either party without the consent of the other party. Notwithstanding the foregoing, it is the intent of the parties that Keurig Green Mountain, Inc. may assign this Agreement and all of its rights, duties and obligations under this Agreement to KDP at or following the Merger Effective Time, and Executive expressly consents to such assignment.
(f)    Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit to be provided pursuant to Section 8 by seeking other employment or

Exhibit 10.5

otherwise and, except to the extent expressly set forth in Section 8, no such amount shall be subject to offset due to compensation provided to Executive by another employer.
(g)    Successors. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’ death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
(h)    Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be seemed to have been duly given when faxed or delivered or two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed (A) to the Executive at his address then appearing in the personnel records of the Company and (B) to the Chairman of the Company at the Company’s then current United States headquarters, with a copy to the Company’s general counsel at the same address, or (C) to such other address as either party may have furnished to the other in writing in accordance herewith, with such notice of change of address being effective only upon receipt.
(i)    Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such national, local and any other applicable taxes as may be required to be withheld pursuant to any applicable law or regulation.
(j)    Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.
(k)    Representations. Each party represents and warrants to the other that he or it is fully authorized and empowered to enter into this Agreement and that the performance of his or its obligations under this Agreement will not violate any agreement between his or it and any other person or entity.
(l)    Arbitration. The parties agree that all disputes arising under or in connection with this Agreement, and any and all claims by the Executive relating to this employment with the Company, will be submitted to arbitration to the American

Exhibit 10.5

Arbitration Association (“AAA”) in Boston or the AAA location closest to the location of the Company’s headquarters where the Executive most recently served as CEO and shall proceed under the AAA’s rules then prevailing employment rules. Notwithstanding the foregoing, any court with jurisdiction over the parties may have jurisdiction over any action brought with regard to or any action brought to enforce any violation or claimed violation of this Agreement; provided the Executive shall be entitled to bring claims in court following the issuance of an award in conjunction with any claim the Executive brings. The parties each hereby specifically submit to the personal jurisdiction of any federal or state court located in Boston, Massachusetts for any such action and further agree that service of process may be made within or without Boston by giving notice in the manner provided herein. Each party hereby waives any right to a trial by jury in any dispute between them.  Costs of the arbitration or litigation, including without limitation, attorney’s fees of both parties, shall be borne by the Company, provided that if the arbitrator(s) determine that the claims or defenses of the Executive were without any reasonable basis, each party shall bear his or its own costs.
(m)    Compliance with Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code, each payment made under this Agreement shall be treated as a separate parent and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of payment. If and to the extent applicable, if the Executive is deemed be a “specified employee” within the meaning of Section 409A, any payment due hereunder that is deferred compensation subject to Section 409A and payable upon a separation from service shall be delayed until six months and one day following such separation.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar-year following the year in which the expense is incurred, (iii) any reimbursement will be made no later than the last day of the calendar year following the calendar year in which the expense was incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(n)    Delay in Payment. Notwithstanding any provision in this agreement to the contrary, if at the time of the Executive’s termination of employment with the Company

Exhibit 10.5

(or any successor thereto), the Company (or any corporation, partnership, joint venture, organization or entity within the Company’s controlled group within the meaning of sections 414(b) and (c) of the Code) has securities which are publicly-traded on an established securities market and the Executive is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company, or any successor thereto, in accordance with the Company’s, or any successor’s, “specified employee” determination policy) and it is necessary to postpone the commencement of any severance payments or deferred compensation otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company (or any successor thereto) will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid within the short-term deferral exception under section 409A of the Code and are in excess of the lesser of two (2) times (i) the Executive’s then-annual compensation or (ii) the limit on compensation then set forth in section 401(a)(17) of the Code, until the first payroll date that occurs after the date that is six (6) months following the Executive’s “separation from service” with the Company (or any successor thereto), as defined under section 409A of the Code. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following the Executive’s “separation from service” with the Company (or any successor thereto), and any amounts payable to the Executive after the expiration of such six (6)-month period under this Agreement shall continue to be paid to Executive in accordance with the terms of this Agreement. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.
(o)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(p)    Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. Any reference to the Executive in the masculine gender herein is for convenience and is not intended to express any preference by the Company for executives of any gender.
IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Employment Agreement as of the day and year first above written.

Exhibit 10.5

ROBERT J. GAMGORT

/s/ Robert J. Gamgort

KEURIG GREEN MOUNTAIN, INC.

By:	/s/ Meg Newman, CHRO
Name and Title: